Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, July 20, 2005

(713) 651-4300

KEY ENERGY PROVIDES JUNE RIG HOURS AND

SELECT FINANCIAL DATA

HOUSTON, TX, July 20, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) today announced rig hours for the month of June 2005 and provided select financial data for the month ended May 31, 2005. The Company is providing this information to investors as part of the consent from the holders of the Company’s 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008.

ACTIVITY LEVELS

	Month Ending
	6/30/2005	5/31/2005	6/30/2004
Working Days	22	21	22
Rig Hours	227,150	218,774	211,289
Trucking Hours	207,028	214,373	240,642

The Company calculates working days as total weekdays for the monthless any company holidays that fall in that month. For the month of July 2005, there are 21 working days.

SELECT FINANCIAL DATA

Set forth below is certain financial information for the Company for the month ended May 31, 2005. The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

6 Desta Drive, Midland, TX 79705

Month Ended
5/31/05
(In thousands - Unaudited)
Select Operating Data:
Revenues
Well servicing (1)	$80,215
Pressure Pumping	11,507
Fishing and Rental Services	6,533
Other (2)	(4,266)
Total revenues	$93,989

Costs and Expenses
Well servicing (3)	$53,141
Pressure Pumping	7,402
Fishing and Rental Services	4,592
General and administrative	11,873
Interest (4)	6,094

5/31/05
(In thousands - Unaudited)
Select Balance Sheet Data:
Current Assets
Cash and cash equivalents (5), (6)	$100,739
Short term investments	32,850
Accounts receivable, net of allowance for doubtful accounts	193,058
Inventories	20,206
Prepaid expenses and other current assets	17,900
Total current assets	$364,753

Current Liabilities
Accounts payable	63,603
Other accrued liabilities	77,310
Accrued interest	7,300
Current portion of long-term debt and capital lease obligations	3,791
Total current liabilities	$152,004

Long-term debt, less current portion (7)	$473,773
Capital lease obligations, less current portion	7,582
Deferred Revenue	458
Non-current accrued expenses	38,566

NOTES

(1)   The Well Servicing category includes the financial results of the Company’s remaining contract drilling assets which are located in Argentina, Appalachia and the Powder River Basin of Wyoming.

(2)   Other revenue includes an estimated loss on the sale of Michigan assets of approximately $3,992,000.  This estimate is subject to the ongoing restatement process and, therefore, may be reflected in 2003 or prior years upon completion of the restatement process.

(3)   Well Servicing direct expense includes a $4.0 million expense associated with a vehicular accident.

(4)   Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $165,000 for the month ended May 31, 2005

(5)   Cash and short term investments at July 19, 2005 totaled approximately $99.8 million.

(6)   Capital expenditures were approximately $10,534,000 for the month ended May 31, 2005.

(7)   There were no outstanding borrowings under the Company’s revolving credit facility at July 19, 2005.

The information herein represents the results for only one month; ordinarily the Company reports financial information on a quarterly basis, and the information herein is not necessarily indicative of the results that may be reported for the full quarter ended June 30, 2005, or the fiscal year ended December 31, 2005.  The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004  financial statements; risks that the Company will not be able to obtain necessary waivers from its bank group and other lenders or timely close any alternative financing; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; and risks affecting activity levels for rig hours; risks affecting the Company’s international operations and potential opportunities, including the Company’s ability to execute its initiatives in Argentina, to successfully relocate and redeploy its rigs presently located in Egypt, and its ability to successfully achieve its initiatives in Mexico; and risks affecting the Company’s investment in IROC, including risks related to the fact that the consideration to be paid to the Company for the rigs is shares of IROC, the value of which may fluctuate and may be affected by results of operations of IROC, market condition, exchange rates and other factors; and potential liability risks arising from the appointment of nominees of the Company on IROC’s board.   Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.